CISCO SYSTEMS

LINKSYS
A Division of Cisco Systems, Inc.
121 Theory Drive
Irvine, CA 92612

LINKSYS SERVICE PROVIDER OR SP RESELLER AUTHORIZATION AGREEMENT — AMERICAS

This Linksys Service Provider or SP Reseller Authorization Agreement (the "Agreement") by and between Cisco-Linksys LLC, ("Linksys") a California limited liability company having its principal place of business at 121 Theory Drive, Irvine, California 92612, and TELIPHONE INC. ("Partner"), a CDN corporation having its principal place of business at 1010 BEAVER HALL, SUITE #1555 MTL QC H2Z 1S8 CANADA is entered into as of the Effective Date as defined herein

Partner Designation:

This Authorization Agreement may be used for either a Linksys Service Provider or for an SP Reseller who wishes to purchase Linksys Products from an Authorized Source, all as defined herein. Please check ONE of the boxes below to indicate whether Partner hereunder is a Linksys Service Provider or an SP Reseller:

- ☒ **Partner is a Linksys Service Provider; or**
- ☐ **Partner is an SP Reseller.**

This Agreement consists of this signature page and the following attachments, which are incorporated in this Agreement by this reference

1. Linksys Service Provider or SP Reseller Authorization Agreement, Terms and Conditions
2. Schedule 1, Available Products
3. Linksys Registration Application Form (to be completed and submitted by Linksys Service Provider or by SP Reseller, as applicable, to Linksys)

If Linksys and Partner have signed a Pre-Existing Agreement that is in effect as of the day Partner submits the applicable Linksys Registration Application Form in connection with this Agreement, the Pre-Existing Agreement shall take precedence over this Agreement If no Pre-Existing Agreement exists, this Agreement is the complete agreement between the parties hereto concerning the subject matter of this Agreement and replaces any prior oral or written communications between the parties This Agreement is not a purchase agreement. In the event that Partner later executes a direct purchase agreement with Linksys after this Agreement is executed, such direct purchase agreement shall, as of the effective date thereof, take precedence over and supersede this Agreement

There are no conditions, understandings, agreements, representations, or warranties, expressed or implied, which are not specified herein. This Agreement may only be modified by a written document executed by the parties hereto Any Linksys Products delivered by an Authorized Source (as defined in this Agreement) after the date this Agreement is signed by Partner but before the Effective Date, shall upon the Effective Date be deemed covered by the provisions of this Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed Each party warrants and represents that its respective signatories whose signatures appear below have been and are on the date of signature duly authorized to execute this Agreement

TELIPHONE INC	CISCO-LINKSYS LLC ("Linksys")
("Partner")	
Authorized Signature	Authorized Signature
G. METRAKOS PRES/CEO	CHARLES GIANCARLO PRES
Name & Title	Name & Title
Oct 12/05	11-01-05
Date	Date

LINKSYS SERVICE PROVIDER OR SP RESELLER AUTHORIZATION AGREEMENT TERMS AND CONDITIONS – v. AMERICAS 10.25.04

To register as a Registered Partner with Linksys, your company must accept the terms and conditions of this Linksys Service Provider or SP Reseller Authorization Agreement (the "Agreement") and complete the Linksys Registration Application process referenced herein. This Agreement applies to your company if it is properly registered hereunder and if your company is either a "Linksys Service Provider" or an "SP Reseller" as those two terms are defined in Part A below.

This Agreement is entered into by and between Linksys and the company ("Partner") identified on the signature page of this Agreement and further identified under the applicable Linksys Registration Application Form and process hereunder. If Partner is a "Linksys Service Provider" (as defined below), Partner may also be referred to as a "Linksys Service Provider" or a "Service Provider" in Part B of this Agreement. If Partner is an "SP Reseller" (as defined below), Partner may also be referred to as an "SP Reseller" in Part B of this Agreement. This Agreement shall become effective on the date (the "Effective Date") Linksys sends an acceptance notification to the email address you have provided for your company in the applicable Linksys Registration Application process hereunder and your company shall be deemed to be a "Registered Partner" upon such Effective Date. This Agreement is an authorization agreement and no products or services are sold or purchased under this Agreement.

Part A. DEFINITIONS

The defined terms capitalized and defined below in this Part A also include all grammatical variations of those defined terms, including number and gender variations.

A.1. Authorized Source means any SP Reseller or any Linksys authorized distributors located within the Territory, as they are from time to time identified at http://www.linksys.com/spauthorization/ or as designated by Service Provider under the applicable Linksys Registration Application process hereunder or as otherwise provided by Linksys from time to time.

A.2. Documentation means user manuals, training materials, Product descriptions and specifications, Product Data Sheets, technical manuals, license agreements, supporting materials and other printed information relating to Products and/or services offered by Linksys, whether distributed in print, electronic, CD-ROM or video format.

A.3. End User is the final purchaser or licensee of Product that (i) has acquired Product for its own Internal Use in conjunction with Service Provider's Network Services or to which Service Provider provides telecommunications services through use of the Products and (ii) is identified by Partner as such purchaser, licensee or user. An entity which performs stocking, sparing or warehousing activities for third parties or procures Linksys Products for delivery to third parties is not an End User.

A.4 End User License Agreement means the terms and conditions set forth in the license Documentation included with the Product and applicable to any End User in order for such End Users to legally use the Software.

A.5. Internal Use is any business or personal use of a Product for an End User's own internal use, which use is outside the definition of Resale provided below and is not for resale, remarketing or distribution of such Product.

A.6. Linksys Service Provider or **Service Provider** is a Registered Partner that purchases and/or licenses Linksys Products and Services from an Authorized Source and (i) Resells them directly to End Users for End User's own Internal Use in conjunction with Service Provider's Network Services, or (ii) provides telecommunications services to End Users through use of the Products and Services.

A.7. Linksys Services or **Services** means any services performed by Linksys for End Users or for Partner pursuant to this Agreement, including as applicable, any Product maintenance (such as warranty returns), technical support and any training performed by Linksys.

A.8. Marks means the Linksys logo, and each of the Linksys marks for which Partner qualifies to use in accordance with this Agreement. Such marks and the applicable qualification requirements are made available at Linksys' web site http://www.linksys.com/spauthorization/

A.9. Network Services means the services offered by Service Provider which may include the following: VoIP service, access to the Internet, data and voice transmission and value-added telecommunications services related to such transmission, and managed network services whereby Service Provider manages network elements belonging to or located at the premises of End Users in conjunction with telecommunications services to End Users by Service Provider.

A.10. Non-Genuine Products are any and all products: (i) to which a Mark or other Linksys trademark or service mark has been affixed without Linksys' consent, (ii) that do not originate from Linksys or are produced without the approval of Linksys, and (iii) are generally produced with the intent to counterfeit or imitate a genuine Linksys Product.

A.11. Pre-Existing Agreement means a Linksys Service Provider Agreement, Two-Tier Distributor Agreement or any substantially similar Linksys contract with a different title that authorizes Partner to purchase Products directly from Linksys and Resell them to End Users either directly or indirectly.

A.12. Product means those Linksys tangible hardware products, licensed Software products and related Documentation, developed products, any supplies, accessories, and other goods related to any of the foregoing, any of which Linksys makes available to an Authorized Source for Resale to companies that have achieved Partner's level of registration, certification, and/or specialization within Linksys' Service Provider Program. Such "Product" and Program are listed or described at Schedule 1 of the Agreement or electronically at http://www.linksys.com/spauthorization/.

A.13 Registered Partner means Linksys Service Providers and/or Resellers that have registered using the applicable Linksys Partner Registration Application process and accepted the terms and conditions of this Agreement.

A.14 Resale includes any of the following sales or dispositions of a Product or Service: (a) transfer of title (or, for Software, a license conferring the right to use the Software, and, for Services, the entitlement to receive such Services) to the End User of such Product or Service or (b) transfer of title (or, for Software, a license conferring the right to use the Software, and, for Services, the entitlement to receive such Services) to a financial intermediary such as a leasing company, even if such leasing company is affiliated with Reseller, where the Product or Service is used by an unaffiliated End User. The term Resale does not include the purchase, license, sublicense, distribution or use of a Product or Linksys Service for the provision, to the general public, of any Network Services. The verb "Resell" means to engage in Resale.

A.15. Reseller is a Registered Partner that purchases and/or licenses Linksys Products and Services from an Authorized Source and Resells them directly to End Users or, to the extent permitted under this Agreement, Resells to a Linksys Service Provider. For clarity, no other types of Resale activities are authorized under this Agreement.

A.16. Software is the machine readable (object code) version of computer programs developed or marketed by or for Linksys and related documentation made available by Linksys for license by Service Provider, and any copies or Updates thereof. Software includes firmware and may be loaded onto the Product prior to shipment or may be installed or downloaded, in whole or in part, after shipment of the Product.

A.17. Specification means any electrical, functional, physical, component performance, system performance, compatibility, design characteristics, features, operational and technical criteria or other technical capabilities of the Product found in the Product Data Sheet for that Product version as made available at the Linksys web site at URL http://www.linksys.com/spauthorization/ from time to time.

A.18. SP Reseller means a Reseller located in the Territory and designated by a Linksys Service Provider at the Service Provider's discretion, as the Service Provider's preferred Authorized Source of Linksys Products in the Territory for such Service Provider.

A.19 Third Party Sourced Linksys Product means any Linksys Product that Partner purchases from any party other than an Authorized Source. Third Party Sourced Products do not include Non-Genuine Products.

A.20. Territory means the country or countries identified by Partner in the applicable Partner Registration Application accepted by Linksys.

A.21. Updates means any maintenance releases or other incremental release of the Software, that provides maintenance fixes, modifications, and may provide minor additional Software features or functions of the Software, and containing the same configuration/feature set as originally acquired and described in the Specification.

Part B. Service Provider or SP Reseller Terms and Conditions.

This Part B only applies if Partner is a Linksys Service Provider.

B.1. LINKSYS AUTHORIZATION AND RESALE RULES.

B.1.1 Linksys Authorization. During the term of this Agreement, Linksys hereby authorizes and grants any Linksys Service Provider and any SP Reseller a non-exclusive non-transferable right to purchase and/or license Linksys Products and Services only from an Authorized Source, and (i) in the case of an SP Reseller, to Resell and/or redistribute such Products and Services to a Linksys Service Provider, or (ii) in the case of a Linksys Service Provider to Resell and/or redistribute or deploy such Linksys Products and Services solely to End Users and only when offered in conjunction with Network Service offerings provided by Service Provider directly to End Users who deploy and use such Products and receive such Linksys Services within the Territory. If the Linksys Service Provider prefers to purchase Linksys Products from a specific Authorized Source in the Territory, Service Provider may so designate in the applicable Linksys Registration Application process hereunder.

B.1.2 No Resale Outside the Territory. Linksys Service Provider and SP Reseller each agrees not to solicit Product or Service orders, engage salespersons, engage in Resale, or establish warehouses or other distribution centers outside of the Territory.

B.1.3 Sales to End Users. Linksys Service Provider and SP Reseller each certifies that it is acquiring the Products and Services solely for Resale, distribution or deployment to End Users in the Territory, in accordance with this Agreement. Service Provider and SP Reseller will not Resell, license, sublicense, distribute or deploy Products or Services to other resellers of Linksys Products or Services, whether or not such other resellers are authorized by Linksys or by any other source to resell or license Products or Services (even if such other source is a Linksys approved source such as Linksys or a distributor otherwise authorized by Linksys to redistribute Products within the Territory). Notwithstanding the above provisions of this Section B.1.3, Service Provider may Resell Products or Services to any other reseller of Linksys Products or Services in the Territory, provided that such other reseller is purchasing and using such Products or Services strictly as an End User and strictly for its Internal Use in the Territory.

B.1.4 Third Party Sourced Linksys Products. Linksys Service Provider or SP Reseller respectively ("Reseller" in this Section B.1.4), may only procure and Resell Third Party Sourced Linksys Products to End Users or to Linksys Service Provider (as applicable) if prior to each such Resale (i) Reseller obtains Linksys' prior written consent for such Resale, (ii) Reseller confirms that the End User is within the Territory, (iii) Reseller clearly and accurately informs the End User of the condition and source of the applicable Third Party Sourced Linksys Products, and (iv) Reseller complies with and communicates to the applicable End User Linksys' then current Software transfer and licensing policy. For all Third Party Sourced Linksys Products, Linksys reserves the right to withhold any Linksys Services on such products, unless such products pass a Linksys equipment inspection and Linksys receives payment for any applicable equipment inspection and/or software license fees, as required in the Linksys Software transfer and licensing policy referenced above.

B.2. PROPRIETARY RIGHTS AND SOFTWARE LICENSE

B.2.1 License Grant. Subject to the terms and conditions of this Agreement, Linksys grants Service Provider or SP Reseller a non-exclusive, non-transferable license to distribute Software in object code form only, as an integrated component of the Product, in the Territory (i) solely to End Users, in the case of Linksys Service Providers, or, (ii) in the case of SP Reseller, solely to Linksys Service Provider, during the term of this Agreement. Service Provider and SP Reseller each shall not copy or duplicate any Software without the prior written consent of Linksys. Service Provider and SP Reseller each represents and warrants that any Updates made available to Service Provider for End Users or to SP Reseller for distribution to Linksys Service Provider will be distributed subject to the same terms and conditions as the original Software. Service Provider shall provide a copy of the applicable End User License Agreement to each End User, a copy of which End User License Agreement is contained on a CD-ROM in the box with the Products as delivered by Linksys directly to Service Provider or indirectly through an Authorized Source (a copy is also made available at www.linksys.com/spauthorization/).

B.2.2 Service Provider and SP Reseller shall each notify Linksys promptly of any breach of the End User License Agreement and further agrees that it will diligently pursue or, at Linksys' request, assist Linksys to diligently pursue, an action against any third parties in breach of the license.

B.2.3 Reservation of Rights. Linksys and/or its suppliers retain all title to, and, except as expressly licensed herein, all rights in the Software, all copies thereof and all related Documentation and materials. Any invoices of Linksys purporting to sell or transfer such items do not convey title to, or patent rights, copyrights or any other proprietary interest in such items to Service Provider or to End User.

B.3. SERVICE PROVIDER OBLIGATIONS.

B.3.1 In a manner satisfactory to Linksys and at Service Provider's sole expense, Service Provider agrees to:

(i) keep Linksys informed as to any problems which involve the Products and/or Linksys technologies and require Linksys' support or impact Service Provider's ability to deliver Network Service or solutions to the End User, to communicate such problems promptly to Linksys, and to assist Linksys in the resolution of such problems,

(v) provide non-binding monthly forecasts (rolling ninety day period) to Linksys, and

(ii) participate in quarterly business meetings with Linksys, if requested by Linksys, to review the progress of the relationship and Service Provider's achievement as related to any applicable obligations such as, but not limited to, any related to: training, certification, specialization, support, warranty returns, forecasting and reporting

B.3.2 Agreements with an Authorized Source. Linksys Service Provider and SP Reseller each acknowledges that each Authorized Source may require Service Provider or SP Reseller to enter into other agreement/s with such Authorized Source. Service Provider and SP Reseller acknowledges and accepts that each Authorized Source is an independent party who is not empowered to act on behalf of Linksys or bind or represent Linksys in any manner. Therefore, such other agreement/s will be considered executed only between Service Provider or SP Reseller and each Authorized Source with which Service Provider or SP Reseller has entered into such agreements, except to the extent that such agreements specifically identify Linksys as a third party beneficiary of such agreements. For the avoidance of doubt, this Agreement shall not constitute a sale, purchase or distribution agreement with Linksys

B.4. GOVERNMENT SALES.

B 4.1 Schedule Contracts. With respect to US General Services Administration, California Multiple Award Schedule ("CMAS"), and other schedule contracts, this Agreement shall not be construed by Service Provider or SP Reseller as a representation that Linksys will furnish supplies needed by Service Provider or SP Reseller to fulfill any of Service Provider's or SP Reseller's GSA, CMAS, or similar contract obligations under any schedule contract

B 4.2 Government Terms. Linksys does not accept any government flowdown provisions, including but not limited to, the United States Government Federal Acquisition Regulations ("FARs") and its supplements, Defense FARs, or NASA FARs, whether for Resale or Internal Use. Further, Linksys will not provide any government-required representations or certifications to Service Provider, to SP Reseller or to any of Service Provider's End Users

B.5. Pricing.

B.5.1 The prices Service Provider or SP Reseller pays for Linksys Products and Services will be set by the Authorized Source from which Service Provider or SP Reseller purchases such Linksys Products and Services. Subject to Linksys' ability to impose maximum resale price limitations, Service Provider and SP Reseller are each free to determine their own Resale prices unilaterally

B.5 2 If Linksys determines that Service Provider or SP Reseller has Resold Linksys Products and Services purchased with special pricing provided directly or indirectly by Linksys, to any person or entity other than the End User(s) or entities identified by Linksys for such special pricing, then Linksys may, at Linksys' sole discretion: (a) invoice Service Provider or SP Reseller for the difference between such additional discount and Service Provider's (or SP Reseller's as applicable) then-current Resale discount, and/or (b) audit Service Provider's or SP Reseller's purchases and relevant records pursuant to Section C.12.7 ("Audit") and invoice Service Provider or SP Reseller (as applicable) for all reasonable costs incurred by Linksys in its performance of the Audit and/or (c) suspend Service Provider's or SP Reseller's access to price deviations and other Linksys sales and marketing programs, and/or (d) suspend shipments to Service Provider or SP Reseller; and/or (e) terminate this Agreement pursuant to Section C.2 2 ("Termination") below.

B.6. Distribution Rights.

B 6 1 Grant of Rights During the term of this Agreement, Linksys grants to Linksys Service Providers and SP Resellers a limited, nonexclusive, revocable license to receive from an Authorized Source and distribute to End Users (or in the case of SP Reseller, distribute to Linksys Service Provider) located in the Territory all proprietary rights embodied in or contained in any Product. Service Provider and SP Reseller may continue such distribution for thirty (30) days following the expiration of this Agreement. Any distribution of Products containing Linksys proprietary rights (including, without limitation, all Software) outside the scope permitted by Sections B 1 and B.2 of this Agreement is prohibited. Linksys Products are subject to license terms which impose additional restrictions on the use, copying, or distribution of Software.

B.6.2 Rights Reserved by Linksys. Except for the limited license provided to Service Provider or SP Reseller in the preceding Section B.6.1, Linksys reserves all right, title, and interest in and to each proprietary right embedded in or contained in any Product. Service Provider and SP Reseller each acknowledges that, except as provided in Sections B 1.1, B.2.1 and B.6 1 above, it may not distribute Software to any other person or entity, including, without limitation, other Service Providers, Resellers or Registered Partners

B.6.3 License Restrictions and Conditions. Service Provider and SP Reseller will not remove, alter, or destroy any form of copyright notice, trademark, logo, or confidentiality notice provided with any Product. Service Provider and SP Reseller will not copy or redistribute any item of Software except as specifically permitted in Sections B1, B 2 and this Section B 6. Service Provider and SP Reseller agrees that it will not redistribute Software (including Software received as part of a Product) received from any source other than Linksys or an Authorized Source. Service Provider and SP Reseller will not translate, reverse compile or disassemble the Software, and will transfer to each End User to which Service Provider resells Products all end-user license terms and end-user documentation provided by Linksys and accompanying such Products. A current copy of such end-user license terms is made available at the following URL http://www.linksys.com/spauthorization/

B.7 Product Certification Service Provider shall be solely responsible for any certification acceptance or other testing (including any testing of hardware compatibility, interoperability, usability, and standards-based testing) of the Products for deployment into Service Provider's network or for Resale to End Users for Internal Use in conjunction with any Network Service offering provided by Service Provider. Service Provider shall notify Linksys in writing of any certification or testing it performs on the Products prior to any purchase of Certified Products by Service Provider from an Authorized Source for operational deployment or use ("Certification" or "Certified Products"). Notwithstanding the foregoing, if Partner issues an order for Product from an Authorized Source in a quantity greater than twenty-five (25) units, then Service Provider shall be deemed to have granted its Certification acceptance. Any Product that is not Certified shall be considered "Uncertified". The provisions of this Agreement shall not preclude Linksys or any Authorized Source from shipping Uncertified Product to Service Provider, at Service Provider's request in writing, for purposes such as beta testing, certification acceptance or testing, or for field trials.

B.8 Product Changes. Modifications which do not affect the compliance of a Product with the terms of this Agreement or which Linksys deems necessary to comply with Specifications, changed safety standards or governmental regulations, to make the Product non-infringing with respect to any patent, copyright or other proprietary interest, or to otherwise improve the Product may be made at any time by Linksys without prior notice to or consent of Service Provider or SP Reseller, and such altered Product shall be deemed fully conforming. Linksys shall make reasonable efforts to provide notifications of any such changes made to any Linksys Products. Such notification shall be deemed received by Service Provider and SP Reseller when Linksys posts the relevant information to the Linksys website at URL www.linksys.com/spauthorization/.

PART C. GENERAL TERMS AND CONDITIONS

C.1. Partner Benefits. During the term of this Agreement the following benefits shall apply

C.1.1 Linksys.com Access Partner shall have partner-level access to the information and tools on the www.linksys.com/spauthorization/ web site, provided Partner's use of such information is subject to the applicable terms and conditions of use contained on www.linksys.com/spauthorization/ and subject to the Confidentiality obligations of this Agreement set forth in Section C.4 below,

C.1.2 Partner Locator Listing. Unless Partner tells Linksys in writing that it may not do so, Linksys may include Partner in any Linksys Partner locator tool or listing within the www.linksys.com web site

C.1.3 Registered Partner Logo. Subject to Section C.3 below, Partner shall have the right to use any applicable Linksys Registered Partner logo made available by Linksys for Partner to promote the sale of Linksys Products and Services to End Users within the Territory

C.1.4 Partner E-Learning Access. Each Registered Partner shall have the right to register for any applicable Linksys Web-based training, to the extent Linksys makes such training available to Partner within the Territory

C.2. Term and Termination.

C.2.1 Term. This Agreement will expire upon the later of (a) one (1) year after the date it is accepted by Linksys, unless extended by written agreement of both parties or sooner terminated pursuant to this Agreement, or (b) the date that the Partner's most recent Linksys certification or specialization expires

C.2.2 Termination. This Agreement may be terminated for convenience, for any reason or no reason, by either party upon no less than thirty (30) days prior written notice to the other This Agreement may be terminated by Linksys for cause upon Partner's material breach of the Agreement, on ten (10) days notice, except that this Agreement may be terminated by Linksys immediately upon Partner's breach of any provision of Sections B 1.4, B 5 3, B 6, C 3, C 4, C.9 and C.12.7.

C.2.3 Effect of Termination Upon the termination or expiration of this Agreement, Partner's rights to purchase Linksys Products and Services from any Authorized Source shall immediately terminate, Linksys shall discontinue all Partner benefits listed in Section C 1 above, and Partner shall immediately (a) cease to represent itself as a Linksys Registered Partner, and (b) cease its use of any of the Marks.

C.3. Use of the Registered Partner Logo and other Marks.

C.3.1 Linksys grants to Partner the right to use the name, logo, trademarks, and other marks of Linksys, including any Registered Partner Logo (collectively, the "Marks") for all proper purposes in the Territory solely to promote the Resale of Linksys Products and Linksys Services to End Users and the performance of Partner's duties hereunder only so long as this Agreement is in effect. Partner agrees not to affix or attach to any Products any trademarks, trade names, logos, or labels other than an aesthetically proper label identifying the Partner, its location and its relationship to Linksys Partner further agrees not to affix or attach any Marks to products other than Genuine Products.

C.3.2 Partner shall have no claim or right in the Marks, including but not limited to trademarks, service marks, or trade names owned, used or claimed now or which Linksys has authority to grant Partner the right to use in the future Partner shall not make any claim to the Linksys Marks or lodge any filings with respect to such Marks or marks confusingly similar to the Marks, whether on behalf of Linksys or in its own name or interest, without the prior written consent of Linksys Partner shall discontinue its use of any Mark promptly upon request of Linksys Partner's usage of the Marks is subject to Linksys prior approval and any such usage must conform to the applicable Linksys Trademark Usage Policy and Guidelines made available at the following URL: http //www.linksys com/spauthorization/

C 3.3 Partner shall not acquire, use, promote or Resell Non Genuine Products Additionally, Partner shall notify Linksys promptly of the existence, or suspected existence, of Non-Genuine Products in possession of third parties, and further agrees that it will, at Linksys request, assist Linksys to diligently pursue an action against any third party in possession of Non Genuine Products

C.3.4 If Partner acquires, uses, promotes or Resells Non-Genuine Products, Linksys may take one or more of the following actions, at Linksys' discretion: (i) require Partner, within ten (10) days of Linksys' request, to recall and destroy all Non-Genuine Products that Partner has sold to End Users and replace such products with legitimate, equivalent Products, (ii) require Partner, within five days of receiving Linksys' written request, to provide Linksys with all details related to Partner's acquisition of all Non-Genuine Products, including without limitation, its suppliers, shipping details and all buyers to whom Partner resold Non-Genuine Products, and/or (iii) immediately terminate this Agreement pursuant to Section C 2

C.4. Confidentiality and Publicity In the event that Partner receives from Linksys information that is marked as confidential, Partner shall protect that information using the same degree of care as it uses to protect its own sensitive business information, but not less than a reasonable degree of care, and shall not disclose such information to any third party without Linksys' prior written consent. Partner shall only use such information in connection with the promotion and Resale of Linksys Products and Services Upon the termination or expiration of this Agreement, Partner will promptly return any confidential information provided by Linksys to Partner. Except as expressly provided in this Agreement, neither Linksys nor Partner will issue press releases or make other public announcements that identify Partner as an authorized or Registered Partner without the express written consent of the other party In addition, Partner shall at no time (nor cause any third party to) take any action, publish or otherwise communicate anything which is or may be detrimental to the business reputation of Linksys

C.5 License to Information. Information made available to Partner through the Linksys web site at URL: www.linksys.com/spauthorization/ is made available subject to the terms contained in the www.linksys.com/spauthorization/ "Terms of Use" and any additional terms as Linksys may notify Partner of through the Linksys www.linksys.com/spauthorization/ Web site Information provided through the latter web site may be used only in connection with Partner's promotion, deployment or Resale of Linksys Products and Services

C.6 Limited Warranty / Warranty Disclaimer.

C.6.1 Limited Warranty. The only warranty Linksys provides with respect to any Product is the written limited warranty statement provided with that Product or, if no warranty statement is provided with a Product, the Limited Warranty Statement made available at the Linksys web site at the following URL: http //www.linksys.com/spauthorization/

C.6.2 Pass-Though of Limited Warranty. Linksys agrees that Partner shall be entitled to pass through to End Users of the Product all written warranties provided by Linksys with a Product. Partner shall cause Linksys' standard limited warranty and other terms included with each Product to be passed on to End Users. Such warranty shall commence upon the date the End User purchases the applicable Product from Partner. During the warranty period, End User may return a Product determined by Linksys under the Services to be defective. Any such returns shall be in accordance with the then-current Linksys End User RMA process made available at the Linksys web site at the following URL http://www.linksys.com/spauthorization/

C 6.3 DISCLAIMER. EXCEPT AS SPECIFIED IN THE LIMITED WARRANTY STATEMENT REFERENCED IN SECTION C 6 1 ABOVE, ALL EXPRESS OR IMPLIED CONDITIONS, REPRESENTATIONS OR WARRANTIES INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OR CONDITION OF MERCHANTIBILITY, FITNESS FOR A PARTICULAR PURPOSE (EVEN IF KNOWN TO LINKSYS), NONINFRINGEMENT, SATISFACTORY QUALITY OR ARISING FROM A COURSE OF DEALING, LAW, USAGE, OR TRADE PRACTICE ARE HEREBY EXCLUDED TO THE GREATEST EXTENT ALLOWED BY APPLICABLE LAW. TO THE EXTENT AN IMPLIED WARRANTY CANNOT BE EXCLUDED, SUCH WARRANTY IS LIMITED TO THE 90-DAY PERIOD PROVIDED IN THE LIMITED WARRANTY STATEMENT SPECIFIED IN SECTION C.6.1 ABOVE. This disclaimer and exclusion shall apply even if the express warranty set forth above fails of its essential purpose.

C 6 4 PARTNER SHALL NOT MAKE ANY WARRANTY COMMITMENT BEYOND THE LIMITED WARRANTY REFERENCED IN SECTION C.6.1 ON LINKSYS' BEHALF. Partner agrees to indemnify Linksys and hold Linksys harmless from any warranty made by Partner beyond the limited warranty referenced in Section C 6.1

C.6.5 Linksys has no liability for, and Partner will indemnify Linksys against, any claim based upon: (a) the combination, operation, or use of any Product supplied hereunder with, equipment, devices, or software not supplied by Linksys, (b) services offered or used by Partner or any end user to which Partner transfers Products through operation of the Products or the revenue received by Partner or such end user from its services, (c) alteration or modification of any Product supplied hereunder; (d) Linksys' compliance with Partner 's designs, specifications, or instructions, or (e) broadband services, power and cable lines, electrical wiring, 911 service, power interruptions, End User computer problems or technical errors, or improper installation or use of the Product or any related service by the End User

C.7 Limitation of Liability. NOTWITHSTANDING ANYTHING ELSE HEREIN, ALL LIABILITY OF LINKSYS AND ITS SUPPLIERS FOR CLAIMS ARISING UNDER THIS AGREEMENT OR OTHERWISE SHALL BE LIMITED TO THE MONEY PAID BY PARTNER TO ITS AUTHORIZED SOURCE FOR LINKSYS PRODUCTS AND SERVICES IN THE THREE (3) MONTHS PRECEDING THE EVENT OR CIRCUMSTANCES GIVING RISE TO SUCH LIABILITY. THIS LIMITATION OF LIABILITY IS CUMULATIVE AND NOT PER-INCIDENT.

C.8 Waiver of Consequential Damages. IN NO EVENT SHALL LINKSYS OR ITS SUPPLIERS BE LIABILE FOR ANY INCIDENTAL, SPECIAL, INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES, LOST REVENUE, LOST PROFITS, OR LOST OR DAMAGED DATA, WHETHER ARISING IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EVEN IF LINKSYS OR ITS SUPPLIERS HAVE BEEN INFORMED OF THE POSSIBILITY THEREOF.

C.9. Export Restrictions and Controls. Partner acknowledges that the Products and technology or direct products thereof ("Products and Technology") it may purchase and Resell or deploy under this Agreement are subject to export controls under the laws and regulations of the Territory and of the United States (U.S.). Partner shall comply with such laws and regulations governing use, export, re-export, and transfer of Linksys Products and Technology and will obtain all required U S and local authorizations, permits, or licenses Linksys and Partner each agree to provide the other such information and assistance as may reasonably be required by the other in connection with securing such authorizations and licenses, and to take timely action to obtain all required support documentation Partner agrees to maintain full, true, and accurate records of exports, re-exports, and transfers of the Products and Technology, purchased and deployed or distributed, according to U S and local laws for at least five (5) years following the date of any such export, re-export, or transfer. Partner acknowledges that detailed information regarding compliance with U S use, export, re-export, and transfer laws may be found at the following URL http //www cisco com/wwl/export/compliance_provision html Partner's obligations under this clause shall survive the expiration or termination of the Agreement.

C.10 OBLIGATION TO MAINTAIN CONTACTS.

C.10.1 Requirement to Maintain. Beginning September 20, 2004, and at all times thereafter, Partners are required to have at least one valid contact associated to their company at all times in the Linksys Partner database

C.10 2 Valid Contact Information. For Partner's contacts to be "valid," its contact profiles in Linksys' Partner database ("LPD"), as maintained by Linksys with the cooperation of Partner, must include a First Name, Last Name, Site Address, and Email Address Linksys reserves the right to remove the Partner from the LPD if the last valid contact associated with the company is no longer valid at any time and Partner has not provided a replacement contact; upon such removal, Partner shall no longer be a Registered Partner. To regain Partner registration status, a user from the company must complete the applicable Linksys Partner registration process as a new prospective Partner

C.10.3 Reservation of Rights. Linksys reserves the right to remove any Partner without sufficient valid contacts at such time, and using such means, as Linksys may determine in its sole discretion Whereas Linksys may choose, at its option, to provide certain forms of notification regarding the removal of a Partner's status as a result of insufficient or invalid contacts in the LPD, Linksys is not under any obligation to provide notification of any kind regarding any such removal

C 10 4 Effect of Partner Removal. If Linksys removes the Partner from the LPD in accordance with the foregoing, or Partner's status as a Partner is otherwise removed from the LPD, this Agreement shall terminate concurrently

C 11 COMPLIANCE WITH LAWS In its performance of this Agreement, Partner will comply with all laws, all licenses, permits and approvals required by any government or authority, including any recycling or take-back programs applicable to packaging, Resale or use of Products, and shall comply with all applicable laws, rules, policies and procedures including without limitation the US Foreign Corrupt Practices Act, requirements applicable to the use of Products under telecommunications and other laws and regulations (collectively "Applicable Laws") Partner will indemnify and hold harmless Cisco for any violation by Partner of any Applicable Laws

C.12 MISCELLANEOUS.

C.12.1 Choice of Law. The validity, interpretation, and enforcement of this Agreement shall be governed by the domestic laws of the State of California, United States of America, as if performed wholly within the State and without giving effect to principles of conflicts of laws, and the State and Federal courts of California shall have exclusive jurisdiction over any claim arising hereunder, except as expressly provided below Notwithstanding the foregoing, either party may seek interim injunctive relief in any court of appropriate jurisdiction with respect to any alleged breach of such party's proprietary rights. The parties specifically disclaim the application of the UN Convention on Contracts for the International Sale of Goods to the interpretation or enforcement of this Agreement.

C.12.2 Assignment. Neither this Agreement, nor any rights under this Agreement, may be assigned by Partner without the express prior written consent of Linksys Any attempted assignment in violation of the preceding sentence shall immediately terminate the Agreement and be without legal effect.

C.12.3 Relationship of the Parties; No Partnership. Each party to this Agreement is an independent contractor This Agreement does not create any agency, partnership, joint venture, employment or franchise relationship Furthermore, no labor relationship between Linksys and Partner employees is created hereby Partner shall indemnify and hold Linksys harmless of any claim or judicial action whatsoever from any Partner employee, including any and all actions or claims arising in connection with the non compliance by Partner of any applicable laws, including any labor laws and/or social security regulations. Neither party has the right or authority to, and shall not, assume or create any obligation of any nature whatsoever on behalf of the other party or bind the other party in any respect whatsoever Notwithstanding the use of the term "Partner" in this Agreement, the parties do not intend to create any legal relationship of partnership between them, and neither will assert to any third party or otherwise claim that such a legal relationship exists between them

C.12.4 Survival. Part A and Sections B 3, B 4, B 6 2, B 6 3, C 2, C.3 4 and C 4 through C.12 of this Agreement shall survive the expiration or termination of this Agreement

C.12 5 Notices All notices required to be provided under this Agreement shall be provided (a) by Partner, to contract-notice@linksys.com, and (b) by Linksys, to the electronic mail address provided by Partner under the applicable Partner Registration Application process Notices shall be deemed received one business day after being sent by e-mail

C.12.6 Enforceability. Partner agrees that the electronic mail address it has provided corresponds to a person that has the capacity and authority to execute this Agreement and any amendments on behalf of Partner Partner and Linksys each waive any defense to the validity or enforceability of this Agreement arising from the electronic submission and electronic acceptance of this Agreement by Partner If Partner needs a physical document evidencing the Agreement, Partner may (i) print the accepted Agreement or (ii) request from Linksys a signed version, in which case Partner shall print and return to Linksys two (2) printed, executed originals of the Agreement. Such printed originals shall not be deemed accepted by Linksys unless Linksys returns one (1) countersigned original to Partner This Agreement may also be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart and that execution of this Agreement may be by confirmed facsimile transmission or by other mutually agreed electronic means

C.12.7 Audit. Partner shall keep full, true, and accurate records and accounts, in accordance with generally-accepted accounting principles, of each Product purchased and deployed, Resold, or distributed, including information regarding compliance with Linksys marketing and sales programs, Software usage, and export or transfer. Partner shall make these records available for audit by Linksys upon twenty (20) days prior written notice, during regular business hours, at Partner's principal place of business or such other of Partner's location where Partner may maintain relevant records. In the event Linksys requires information from an End User to which Partner asserts it has Resold Linksys Products or Services, Partner agrees to use all reasonable efforts to assist Linksys to obtain such information. Partner additionally acknowledges that from time to time Linksys or its independent auditors may conduct additional specific audits with the purpose of monitoring and ensuring compliance in order to prevent the acquisition, use, promotion or Resale of Non-Genuine Products.

C.12.8 URLs. Partner hereby confirms that it has the ability to access, has accessed, has read and agrees to, the information made available by Linksys at all of the world wide web sites/URLs/addresses/pages referred to anywhere throughout this Agreement Partner acknowledges that Linksys may modify any URL address or terminate the availability of any information at any address without notice to Partner

C.12.9 Other Remedies. All Linksys remedies specified in this Agreement shall be in addition to, and shall in no way limit, any other rights and remedies that might be available to Linksys, all of which Linksys hereby expressly reserves

C.12.10 Severability In the event that any of the terms of this Agreement become or are declared to be illegal or otherwise unenforceable by any regulatory body or court of competent jurisdiction, such term(s) shall be null and void and shall be deemed deleted from this Agreement All remaining terms of this Agreement shall remain in full force and effect

SCHEDULE 1
AVAILABLE PRODUCTS

Linksys Product Part Number	Linksys Product Description and Specifications
PAP2-NA	Phone Adapter with 2 Ports for VOIP – Generic Version
RT31P2-NA	Broadband Router with 2 Phone Ports – Generic Version
WRT54GP2-NA	Wireless G Broadband Router with 2 Phone Ports – Generic Version
+	SIPURA PRODUCTS